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Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689
Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

PIONEER DRILLING ANNOUNCES UNDERWRITERS'
EXERCISE OF OVER-ALLOTMENT OPTION FOR
SHARES OF COMMON STOCK

AUGUST 31, 2004—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) announced today that the underwriters for the recently completed public offering by Pioneer Drilling and certain selling stockholders have exercised their over-allotment option to purchase an additional 600,000 shares of Pioneer Drilling's common stock from Pioneer Drilling. The underwriters also purchased an additional 837,302 shares of Pioneer Drilling's common stock from WEDGE Energy Services, L.L.C., one of the selling stockholders in the offering. The sale of the additional shares by the Company will increase the net proceeds received by the Company, after estimated offering expenses from the offering, by approximately $3.9 million. The sale of shares by the Company represented a new financing.

        Jefferies & Company, Inc. acted as sole book-running manager for the common stock. Copies of the final prospectus relating to the offering may be obtained from Jefferies & Company, Inc., Attention: Prospectus Department, 520 Madison Avenue, New York, NY 10022.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

        Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas and North Louisiana. Pioneer's fleet consists of 36 land drilling rigs that drill in depth ranges between 8,000 and 18,000 feet. For more information on Pioneer Drilling visit www.pioneerdrlg.com.

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PIONEER DRILLING ANNOUNCES UNDERWRITERS' EXERCISE OF OVER-ALLOTMENT OPTION FOR SHARES OF COMMON STOCK